EXHIBIT 99.1

NEWS RELEASE

NASDAQ OMX Completes Acquisition of Nord Pool International

Creates NASDAQ OMX Commodities — a Leading Offer for Energy Related Derivatives

STOCKHOLM, Sweden, Oct. 21, 2008 (GLOBE NEWSWIRE) — The NASDAQ OMX Group, Inc. (Nasdaq:NDAQ) announced the completion of its acquisition of Nord Pool’s clearing, international derivatives and consulting subsidiaries. The combined companies will launch a new offering, ‘NASDAQ OMX Commodities,’ based on Nord Pool’s energy and carbon derivatives products. The regulated exchange, Nord Pool ASA, will remain a separate entity while clearing operations and all international products listed on Nord Pool ASA will be accounted for within NASDAQ OMX. Through gaining control of the Nord Pool clearing operations, NASDAQ OMX Commodities becomes the world leader in cleared power derivatives volumes.

“With NASDAQ OMX Commodities, our intent is to create a global leader in energy derivatives and carbon products,” said Bob Greifeld, Chief Executive Officer of NASDAQ OMX. “Combining Nord Pool’s footprint in the commodities market with NASDAQ OMX’s global distribution capabilities and customer base puts us in a unique position to create a financial center for energy related derivatives. As one company we can meet our customers’ demands for trading in multiple asset classes, allowing us to grow liquidity in both existing and new markets.”

Geir Reigstad, previously Senior Vice President of Projects at Nord Pool ASA, will be appointed Head of NASDAQ OMX Commodities, reporting directly to Hans-Ole Jochumsen, Executive Vice President NASDAQ OMX Nordic Transactions Services.

“Under NASDAQ OMX Commodities we will be very well positioned for the increased competition and consolidation in the global energy market, and have the ability to introduce new products,” said Geir Reigstad. “When integrating our technology platforms, both customer bases will be able gain access to asset classes at each others markets through one single interface, providing efficiency advantages for all our members.”

“In addition to Nord Pool’s strong commodities and consulting offer, the transaction enables us to benefit from cost synergies on the clearing side,” said Hans Ole Jochumsen, Executive Vice President at NASDAQ OMX Transaction Services and Head of the NASDAQ OMX Nordics. “Through the procurement of Nord Pool’s clearing operations, we will handle clearing of all energy and carbon related products traded at Nord Pool, allowing our members to benefit from NASDAQ OMX’s risk capital stability and confidence in the market.”

Financial details of the acquisition

NASDAQ OMX has acquired 100 percent of the shares in Nord Pool ASA’s subsidiaries Nord Pool International, Nord Pool Clearing ASA and Nord Pool Consulting. The latter contains Nord Pool’s international products, including CO2 (carbon) products and the international power contracts. NASDAQ OMX paid 2,182 million NOK (approximately 325 million USD) for the shares, of which 1,725 million NOK in cash and 457 million NOK in a vendor note due to current owners of Nord Pool within 18 months after completion. Furthermore, NASDAQ OMX has agreed to potential further earn-out payments of maximum 800 million NOK (approximately 119 million USD) based on volume over a five year period.

Future Nord Pool ASA responsibilities

The exchange license will still be held by Nord Pool ASA, maintaining the responsibility for operating the exchange traded products, including those owned by Nord Pool ASA (Nordic derivatives) and NASDAQ OMX Commodities (German/Dutch power derivatives and carbon contracts). Nord Pool ASA remains in charge of the financial market surveillance, market conduct rules and the trading rulebook in close cooperation with Nord Pool Spot AS. The parameters influencing price will still be published first and simultaneously to all members through the existing Nord Pool group information channels. Existing Nord Pool customers will not be affected by the transaction with regard to the trading and clearing or day-to-day contacts with the Nord Pool ASA exchange.

For more information about the transaction and future organization within Nord Pool ASA and NASDAQ OMX Commodities, see www.nordpool.com/asa and www.nasdaqomx.com/commodities.

About NASDAQ OMX Group

The NASDAQ OMX Group, Inc. is the world’s largest exchange company. It delivers trading, exchange technology and public company services across six continents, with over 3,900 listed companies. NASDAQ OMX offers multiple capital raising solutions to companies around the globe, including its U.S. listings market; the OMX Nordic Exchange, including First North; and the 144A PORTAL Market. The company offers trading across multiple asset classes including equities, derivatives, debt, commodities, structured products and ETFs. NASDAQ OMX technology supports the operations of over 70 exchanges, clearing organizations and central securities depositories in more than 50 countries. OMX Nordic Exchange is not a legal entity but describes the common offering from NASDAQ OMX exchanges in Helsinki, Copenhagen, Stockholm, Iceland, Tallinn, Riga, and Vilnius. For more information about NASDAQ OMX, visit www.nasdaqomx.com.

Cautionary Note Regarding Forward-Looking Statements

The matters described herein contain forward-looking statements that are made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements about NASDAQ OMX’s acquisition of Nord Pool ASA’s clearing, international derivatives and consulting subsidiaries and the future operation of the business. We caution that these statements are not guarantees of future performance. Actual results may differ materially from those expressed or implied in the forward-looking statements. Forward-looking statements involve a number of risks, uncertainties or other factors beyond NASDAQ OMX’s control. These factors include, but are not limited to factors detailed in NASDAQ OMX’s annual report on Form 10-K, and periodic reports filed with the U.S. Securities and Exchange Commission. We undertake no obligation to release any revisions to any forward-looking statements.

NDAQF

CONTACT: The NASDAQ OMX Group, Inc.

Media Contacts:

Bethany Sherman

    +1 212 401-8714

    bethany.sherman@nasdaqomx.com

Jonas Rodny

    +46 (8) 405 7267

    Jonas.rodny@nasdaqomx.com